Exhibit 99.2

MAX RE CAPITAL LTD. PLANS NAME CHANGE TO MAX CAPITAL GROUP LTD.

– New Name Reflects Max’s Strategic Evolution from Reinsurance to Balanced Mix of Specialty Insurance and Reinsurance Products –

HAMILTON, BERMUDA, March 6, 2007 – Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced that it will seek shareholder approval to change the Company’s name from Max Re Capital Ltd. to Max Capital Group Ltd. at the Company’s 2007 Annual General Meeting of Shareholders (AGM) to be held on Friday, May 4, 2007. The decision reflects the Company’s strategic evolution from its initial focus on reinsurance seven years ago to a balanced mix of specialty insurance and reinsurance products today.

If the proposal to change the Company’s name receives the necessary shareholder approval, the Company, which currently trades on both the Nasdaq Global Select Market and the Bermuda Stock Exchange under the ticker symbol MXRE, intends to change its ticker symbol to MXGL. At the same time and also subject to shareholder approval, Max’s Bermuda-based operating company, currently known as Max Re Ltd., will adopt the new name Max Bermuda Ltd.

W. Marston Becker, the Company’s Chairman and Chief Executive Officer, said: “Since inception in 1999, Max Re has evolved strategically from a reinsurer offering a combination of life reinsurance and structured reinsurance products, to a company whose product mix is balanced between specialty primary insurance and reinsurance, and between property and liability exposures.

“In light of that strategic evolution, the Company’s Board of Directors concluded that the proposed name change from Max Re Capital Ltd. to Max Capital Group Ltd. will more closely align the Company’s name with its products and services now that we have expanded well beyond reinsurance operations,” Mr. Becker said.

Max Re Capital Ltd., through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, provides insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees	Roy Winnick

Executive Vice President	Kekst and Company

jimt@maxre.bm	roy-winnick@kekst.com

1-441-296-8800	1-212-521-4842